Exhibit 5.2
April 16, 2009
StatoilHydro ASA,
     Forusbeen 50,
          N-4035 Stavanger,
               Norway.
StatoilHydro Petroleum AS,
     Forusbeen 50,
          N-4035 Stavanger,
               Norway.
Ladies and Gentlemen:
          In connection with the registration under the Securities Act of 1933 (the “Act”) of $500,000 in aggregate principal amount of 3.875% Notes due 2014 (the “2014 Notes”) of StatoilHydro ASA, a Norwegian corporation (the “Company”) and $1,500,000,000 in aggregate principal amount of 5.25% Notes due 2019 (the “2019 Notes” and, together with the 2014 Notes, the “Debt Securities”) of the Company, and the related guarantees (the “Guarantees”) of the Debt Securities by StatoilHydro Petroleum (the “Guarantor”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

          Upon the basis of such examination, we advise you that, in our opinion, when the Debt Securities and Guarantees have been duly executed and, in the case of the Debt Securities, authenticated in accordance with the Indenture and issued and sold as contemplated in Post-Effective Amendment No.1 to the Registration Statement on Form F-3, the Debt Securities will constitute valid and legally binding obligations of the Company and the Guarantees will constitute valid and legally binding obligations of the Guarantor, in each case, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
          The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of Norwegian law, we have relied upon the opinion, dated today’s date of Catherine Marchand Støle, Senior Legal Counsel of StatoilHydro ASA and StatoilHydro Petroleum AS, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of the Senior Legal Counsel.
          Also, we have relied as to certain factual matters on information obtained from public officials, officers of the Company and the Guarantor and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly executed and delivered by the Trustee thereunder, an assumption which we have not independently verified.
          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Securities and the Guarantees on Form 6-K and to the references to us under the heading “Validity of the Securities” in the prospectus dated April 2, 2009 as supplemented by the prospectus supplement dated April 16, 2009. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,
/s/ Sullivan & Cromwell LLP